Exhibit 3.2

N. Y. S. DEPARTMENT OF STATE

DIVISION OF CORPORATIONS AND STATE RECORDS	ALBANY, NY 12231-0001

FILING RECEIPT

ENTITY NAME: LUCID, INC.

DOCUMENT TYPE: AMENDMENT (DOMESTIC BUSINESS)	COUNTY: MONR

STOCK

FILED: 06/18/2010 DURATION:*********  CASH#: 100618000533 FILM #: 100618000495

FILER:

HARRIS BEACH PLLC
99 GARNSEY ROAD

PITTSFORD, NY 14534

ADDRESS FOR PROCESS:

REGISTERED AGENT:

STOCK:	60000000 PV	.01	10000000 PV	.05

SERVICE COMPANY: LIBERTY CORPORATE SERVICES, INC. - AL     SERVICE CODE: AL

FEES	435.00
FILING	60.00
TAX	340.00
CERT	0.00
COPIES	10.00
HANDLING	25.00

PAYMENTS	435.00
CASH	0.00
CHECK	0.00
CHARGE	0.00
DRAWDOWN	435.00
OPAL	0.00
REFUND	0.00

31596	DOS-1025 (04/2007)

[SEAL]

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on June 21, 2010.

/s/ Daniel E. Shapiro
Daniel E. Shapiro
[SEAL]	First Deputy Secretary of State

Rev. 05/09

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

LUCID, INC.

Under Section 805 of the Business Corporation Law

The undersigned, being the Chief Executive Officer of Lucid, Inc. (the “Corporation”), hereby certifies:

1.             The name of the Corporation is Lucid, Inc. The name under which it was formed is Lucid Technologies, Inc.

2.             The Certificate of Incorporation was filed by the Department of State on November 27, 1991.

3.             The Certificate of Incorporation, as now in full force and effect, is hereby amended to effect the following change as authorized by Section 801 of the Business Corporation Law:

(a)           To increase the total number of shares which the Corporation shall have authority to issue from Eighteen Million (18,000,000) shares, of which Twelve Million (12,000,000) shares are Common Stock with a par value of $.01 per share and Six Million (6,000,000) shares are Preferred Stock with a par Value of $.05 per share, to Seventy Million (70,000,000) shares, of which Sixty Million (60,000,000) shares shall be Common Stock with a par value of $.01 per share and Ten Million (10,000,000) shares shall be Preferred Stock with a par value of $.05 per share.

The first paragraph of the section designated “5.a” in the Certificate of Incorporation is hereby amended to read as follows:

5.             a. Classes of Stock. The total number of shares which the Corporation is authorized to issue is Seventy Million (70,000,000) shares. Sixty Million (60,000,000) shares shall be Common Stock, with a par value of $.01 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, with a par value of $.05 per share.

4.             This Amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors followed by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, I have signed this Certificate of Amendment this 16TH day of June, 2010.

/s/ Jay M. Eastman
Jay M. Eastman, Chief Executive Officer

2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

LUCID, INC.

Under Section 805 of the Business Corporation Law

FILED

2010 JUN 18 PM 2:01

STATE OF NEW YORK
DEPARTMENT OF STATE
FILED JUN 18 2010
TAX $ [ILLEGIBLE]
BY:	/s/ [ILLEGIBLE]
[ILLEGIBLE]

LCS

DRAWDOWN - #AL

HARRIS BEACH PLLC
99 Garnsey Road
Pittsford, New York 14534

Customer Ref.# 31596

RECEIVED

2010 JUN 17 PM 3:11